Exhibit 99.1

Univest Corporation of Pennsylvania Completes
Common Stock Offering

Souderton, PA – August 12, 2009 – Univest Corporation of Pennsylvania (NASDAQ: UVSP) announced today that it has completed its public offering of 3,392,500 shares of common stock at a price of $17.50 per share, including 442,500 shares of common stock purchased by the underwriters pursuant to their over-allotment option, which was exercised in full. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $55.5 million.

“We are pleased with our ability to raise capital from a position of strength to further bolster Univest’s already well-capitalized position,” said William S. Aichele, chairman, president and chief executive officer of Univest Corporation. “This accomplishment is a testament to the strength of our business, our disciplined management approach and the power of our brand. As the leading independent provider of integrated financial solutions to our community, Univest is well positioned to take advantage of unprecedented growth opportunities across our competitive landscape.”

About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

Forward-looking Statements
This press release of Univest Corporation and the reports Univest Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation is engaged; (6) technological issues which may adversely affect Univest Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation files with the Securities and Exchange Commission. Univest Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

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Analyst/Institutional Investor Contact:
Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Vice President, Director of Corporate Communications
215-721-8396